UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2014

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

Delaware	333-146093	20-5748297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Hudson River Road

Waterford, NY 12188

(address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (518) 237-3330

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

First Amendment to Backstop Commitment Agreement

On June 21, 2014, in connection with the previously announced filing of voluntary petitions for reorganization (the “Bankruptcy Petitions”) under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) by Momentive Performance Materials Inc. (the “Company”), Momentive Performance Materials Holdings Inc. (“Holdings”) and certain of the Company’s wholly owned domestic subsidiaries (the “Filing Subsidiaries” and, together with the Company and Holdings, the “Debtors”) in the Bankruptcy Court for the Southern District of New York (the “Court”), the Company and Holdings, on behalf of themselves and the other Filing Subsidiaries, entered into a First Amendment to Backstop Commitment Agreement, dated as of June 21, 2014 (the “BCA Amendment”), with the Commitment Parties party thereto (collectively, the “Commitment Parties”).

The original Backstop Commitment Agreement, dated as of May 9, 2014 (the “BCA”), among the Company, Holdings and the Commitment Parties, provided, among other things, that the Commitment Parties will provide a $600 million commitment to backstop two proposed rights offerings (the “Rights Offerings”) to be conducted in connection with the Joint Plan of Reorganization of the Company and its debtor affiliates.

The BCA Amendment effects certain changes to the BCA, including among other things: (a) certain technical adjustments to facilitate the calculation of shares issued in the Rights Offerings, (b) changes to certain milestones and other key dates set forth therein in order to conform to changes made to the Eighth RSA Amendment (as described below), (c) the deletion of a provision governing “credit-bidding” for the Debtors’ assets, (d) the clarification of the indemnification provision set forth in the BCA, (e) the limitation of certain circumstances in which a Commitment Party would receive the Commitment Premium (as defined in the BCA) and (f) certain changes related to the foregoing.

In connection with the BCA Amendment and as provided in the Plan, certain entities entered into joinder agreements, pursuant to which such entities joined and became parties to the BCA as additional Commitment Parties thereunder.

The foregoing description of the BCA Amendment is qualified in its entirety by reference to the BCA Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Eighth Amendment to Restructuring Support Agreement

On April 13, 2014, the Company entered into a Restructuring Support Agreement, dated as of April 13, 2014 (the “Support Agreement”), among the Company, Holdings, the Filing Subsidiaries, certain affiliates of Apollo Global Management, LLC (the “Apollo Entities”) and certain holders of 9% Second-Priority Springing Lien Notes due 2021 and 9.5% Second-Priority Springing Lien Notes due 2021 (collectively, the “Second Lien Notes”) that are not Apollo Entities (the “Consenting Noteholders” and, together with the Apollo Entities, the “Plan Support Parties”). The Support Agreement was subsequently amended on several occasions in order to extend certain of the milestones and other key dates set forth therein.

On June 21, 2014, the Company entered into an Eighth Amendment to Restructuring Support Agreement, dated as of June 21, 2014 (the “Eighth RSA Amendment”), among the Company, Holdings, the Filing Subsidiaries, the Apollo Entities and the Consenting Noteholders, which among other things, modified certain of the noteholder termination events.

The foregoing description of the Eighth Amendment is qualified in its entirety by reference to the Eighth RSA Amendment, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	First Amendment to Backstop Commitment Agreement, dated as of June 21, 2014, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc. and the Commitment Parties party thereto.

Exhibit 10.2	Eighth Amendment to Restructuring Support Agreement, dated as of June 21, 2014, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., each of their direct and indirect domestic subsidiaries party thereto and certain holders of the Second Lien Notes party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

Date: June 26, 2014	By:	/s/ William H. Carter
William H. Carter
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Backstop Commitment Agreement, dated as of June 21, 2014, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc. and the Commitment Parties party thereto.

10.2	Eighth Amendment to Restructuring Support Agreement, dated as of June 21, 2014, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., each of their direct and indirect domestic subsidiaries party thereto and certain holders of the Second Lien Notes party thereto.